Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2011, relating to the consolidated financial statements of HomeAway, Inc. which appears in the Prospectus dated June 28, 2011 filed by HomeAway, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-172783). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Austin, TX

July 6, 2011